EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS SOLID SECOND QUARTER EARNINGS,

LOAN GROWTH AND NET INTEREST MARGIN EXPANSION

WAYNE, NJ – July 16, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, today announced second quarter and six months results for 2008. Net income for the second quarter of 2008 was $41.5 million compared to $39.7 million for the same period in 2007. Adjusted for a five percent stock dividend issued on May 23, 2008, fully diluted earnings per common share were $0.33 for the second quarter of 2008 compared to $0.31 for the same quarter of 2007. All common per share data presented below was adjusted to reflect the stock dividend. The results do not reflect the acquisition of Greater Community Bancorp (“Greater Community”), which was completed on July 1, 2008.

Net income was $73.1 million for the six months ended June 30, 2008 compared to $89.1 million for the same period in 2007. The decline in net income was mainly attributable to an after tax one-time gain of $10.3 million ($16.4 million pre-tax) recognized on the sale of a Manhattan office building in the first quarter of 2007 and an after tax decline of $4.6 million ($7.4 million pre-tax) in trading income. Fully diluted earnings per common share were $0.58 for the six months ended June 30, 2008 as compared to $0.70 per common share for the six months ended June 30, 2007.

Set forth below are highlights that occurred during the second quarter of 2008:

•

Net interest income on a fully tax equivalent basis increased for the third consecutive quarter, up $6.9 million from the first quarter of 2008. The increase was primarily due to a 40 basis point decline in the cost of interest-bearing liabilities during the quarter. Net interest margin on a fully tax equivalent basis increased 13 basis points from the first quarter of 2008 to 3.48 percent as the reduced cost of funds and strong loan volume during the quarter more than offset a 20 basis point decline in the yield on interest earning assets.

•

Total loans grew by $376.6 million, or 17.4 percent on an annualized basis, to over $9.0 billion at June 30, 2008 compared to total loans at March 31, 2008 as Valley experienced solid linked quarter growth in commercial mortgage, residential mortgage, commercial, and automobile loans.

•

Valley’s home equity and residential mortgage loan delinquencies remained below the banking industry averages. At June 30, 2008, Valley’s $538 million home equity portfolio consisting of over 14,200 loans had only 11 loans past due 30 days or more. These loans totaled $727 thousand or 0.14 percent of the portfolio. At the same time, Valley’s residential mortgage portfolio totaling $2.2 billion and approximately 9,100 total loans had 49 loans past due 30 days or more. These loans totaled $7.6 million or 0.34 percent of the portfolio. On July14,

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

2008, SNL Financial ranked Valley’s home equity loan portfolio the 8th best-performing portfolio among publicly traded banks and thrifts with more than $100 million in home equity lines of credit on their books during the twelve months ended March 31, 2008. See “Credit Quality” section below for more details.

•

Valley National Bank’s capital ratios were all above the “well capitalized” regulatory requirements at June 30, 2008. Valley anticipates no change in its regular quarterly cash dividend to common shareholders during the remainder of 2008.

•

Net gains on securities transactions declined $1.1 million from the linked first quarter of 2008 mainly due to Valley’s recognition of an other-than-temporary impairment charge of $1.4 million ($841 thousand after-taxes) on the equity securities of two financial institutions and one FHLMC (“Freddie Mac”) government sponsored, investment grade perpetual callable preferred security.

•	Net trading losses declined $2.9 million from the linked first quarter of 2008 mainly due to the change in the fair value of Valley’s junior subordinated debentures carried at fair value.

•	A reduction in Valley’s deferred tax asset valuation allowance of $6.5 million (See “Income Tax Expense” section below).

•	Valley opened three new branches, including its fourth branch location in Brooklyn, New York. Valley also opened branches in Jersey City and Piscataway, New Jersey during the quarter.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “We are very pleased with Valley’s second quarter results and the expansion of our net interest margin. Our core operating results remain solid and Valley’s balance sheet is well-positioned for the future. Reflective of this, loan growth continued to be a very positive factor for us during the second quarter. During the second quarter of 2008, Valley’s commercial loan portfolio grew over 24 percent on an annualized basis, while the commercial mortgage, residential, and automobile loan portfolios also experienced growth. We believe much of our commercial and commercial mortgage loan growth during the second quarter was the result of new quality customer relationships which came from other financial institutions which were unable to compete due to their own capital limitations caused by today’s market.

Valley’s primary strength is its straight-forward lending practices. Management has avoided the use of non-traditional, higher-risk loan products that could jeopardize precious capital and potentially create solvency and liquidity issues. Valley’s delinquency levels remained relatively low with total loans past due in excess of 30 days declining to 0.82 percent of our total loan portfolio of $9.0 billion at June 30, 2008 as compared to 0.93 percent of total loans at March 31, 2008 and 1.00 percent of total loans at December 31, 2007. These numbers continue to demonstrate the strong performance of our loan portfolio and management’s dedication to conservative loan underwriting standards.

On July 1, 2008, we were pleased to announce that the merger of Greater Community with and into Valley was completed just 104 days after Valley’s signing of the merger agreement. The addition of Greater Community’s 16 full-service branches in our primary northern New Jersey market expanded

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

Valley’s branch network to 193 locations and strengthened our position within this very competitive and desirable market. Most importantly, Valley has focused on the retention of the branch and lending staff of Greater Community in continuing Valley’s relationship-based approach to customer service. Management anticipates no change in the level of cost saves forecasted for this in-market transaction. Full systems integration into Valley is expected to be completed by August 31, 2008 and we believe that it will be a relatively seamless transition for all of Greater Community’s former customers.”

Credit Quality

Management believes that Valley’s credit quality is strong with delinquencies and losses remaining relatively low, despite the difficulties being reported by many other financial institutions. Valley’s focus has been and continues to be on originating traditional prime grade mortgage loans. With a loan portfolio totaling over $9.0 billion, net loan charge-offs for the second quarter of 2008 were $4.9 million compared to $3.9 million for the first quarter of 2008, and $3.1 million for the second quarter of 2007. The provision for credit losses was $5.8 million for the second quarter of 2008 compared to $4.0 million for the first quarter of 2008, and $2.4 million for the second quarter of 2007. The quarterly provision is the result of Valley’s quarterly analyses of the loan portfolio and, among other factors, reflects the increase in the size and rate of growth of the loan portfolio, the level of net loan charge-offs, delinquencies and the current economic environment.

The allowance for credit losses as a percentage of total loans declined 3 basis points to 0.84 percent at June 30, 2008 as compared to March 31, 2008 and decreased 4 basis points as compared to December 31, 2007. The quarter over quarter decline was mainly the result of solid quarter over quarter loan growth, including expansion in loan categories with historically low net charge-off rates, such as Valley’s residential mortgage portfolio which grew by 18.7 percent on an annualized basis during the second quarter of 2008. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	June 30, 2008		March 31, 2008		December 31, 2007
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
	(Dollars in thousands)
Loan category:

Commercial*	$35,330	2.10%	$32,071	2.02%	$31,638	2.02%

Mortgage:
Construction	11,676	2.92%	11,799	2.96%	11,748	2.92%
Residential mortgage	3,364	0.15%	3,310	0.16%	3,124	0.15%
Commercial mortgage	10,177	0.40%	9,611	0.39%	8,788	0.37%

Total mortgage loans	25,217	0.49%	24,720	0.50%	23,660	0.49%

Consumer:
Home equity	1,549	0.29%	1,611	0.30%	1,634	0.29%
Other consumer	10,041	0.61%	9,717	0.62%	9,181	0.60%

Total consumer loans	11,590	0.53%	11,328	0.54%	10,815	0.52%
Unallocated	3,812	NA	6,911	NA	8,822	NA

	$75,949	0.84%	$75,030	0.87%	$74,935	0.88%

*	Includes the reserve for unfunded letters of credit.

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $36.1 million, or 0.40 percent of loans at June 30, 2008 compared to $33.3 million, or 0.38 percent of loans at March 31, 2008.

Loans past due 90 days or more and still accruing increased $3.4 million to $11.2 million, or 0.12 percent of total loans at June 30, 2008 compared to $7.8 million, or 0.09 percent at March 31, 2008 due to a $3.4 million increase in matured performing loans in the normal process of renewal. Loans past due 90 days or more and still accruing include matured performing loans in the normal process of renewal which totaled approximately $5.6 million and $2.2 million at June 30, 2008 and March 31, 2008, respectively. Total loans past due in excess of 30 days declined to 0.82 percent of total loans at June 30, 2008 compared with 0.93 percent of total loans at March 31, 2008 and include matured performing loans in the normal process of renewal totaling approximately $10.7 million and $10.6 million at June 30, 2008 and March 31, 2008, respectively.

Loans and Deposits

During the quarter, loans increased $376.6 million, or 17.4 percent on an annualized basis, to $9.0 billion at June 30, 2008. The linked quarter increase in loans is mainly comprised of increases in commercial mortgage, residential mortgage, commercial, automobile and other consumer loans of $120.9 million, $99.2 million, $96.1 million, $48.5 million and $15.8 million, respectively, partially offset by a $4.2 million decrease in home equity loans. Valley’s lending operations continue to benefit from the dislocation in the credit markets and the expansion of its lending teams through Valley’s growing branch network.

During the quarter, deposits decreased $40.2 million, or 1.9 percent on an annualized basis, to approximately $8.4 billion at June 30, 2008 mainly due to a $75.9 million decrease in time deposits as older high yielding certificates of deposit matured. Offsetting the decrease in time deposits, non-interest bearing accounts increased $22.3 million and lower cost savings, NOW, and money market accounts increased $13.3 million during the quarter. Much of the increases continue to come from deposit initiatives at Valley’s de novo branches, as well as increased customer demand for such products in light of the turmoil in the current financial markets. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Investments

As part of management’s regular quarterly review for impairment of marketable securities, Valley recognized an other-than-temporary impairment charge of $1.4 million ($841 thousand after-taxes) on equity securities of two financial institutions and one Freddie Mac government sponsored, investment grade perpetual callable preferred security. Prior to the impairment charge, these investment securities had a total book value of approximately $6.5 million.

At June 30, 2008, Valley owned a total of eleven investment grade perpetual callable preferred securities issued by either Freddie Mac or Fannie Mae with a total book value of $78.7 million and unrealized losses totaling $3.5 million. The continued turbulence in the residential and sub-prime markets has caused these investments to further decline in value. Valley continues to closely monitor

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

these investments, as well as the entire investment portfolio. Although, Valley believes the recent declines in market value are temporary, Valley cannot guarantee that it will not need to record additional impairment charges if market values do not recover in the future.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $103.9 million for the second quarter of 2008, a $6.5 million increase from the same quarter of 2007 and an increase of $6.9 million from the linked quarter ended March 31, 2008. The linked quarter increase was mainly a result of a decline in funding costs of $7.3 million, or 40 basis points, and strong loan growth, partially offset by a 20 basis point decrease in yield on average interest earning assets. The declines in funding cost and the yield on average interest earning assets resulted mainly from a decrease in interest rates as the average target Federal funds rate decreased 114 basis points from the linked quarter in response to four rate cuts by the Federal Reserve totaling 225 basis points over the first six months of 2008.

The net interest margin on a tax equivalent basis was 3.48 percent for the second quarter of 2008, an increase of 13 basis points from 3.35 percent for the linked quarter ended March 31, 2008 and an increase of 3 basis points from 3.45 percent for the prior year second quarter. The cost of average interest bearing liabilities decreased 40 basis points from the first quarter of 2008 mainly due to a decrease in the cost of deposits. The yield on average interest earning assets decreased by 20 basis points on a linked quarter basis mainly due to a 30 basis point decrease in yield on average total loans as compared to the three months ended March 31, 2008. The decrease in yield on average total loans was partially the result of the Federal Reserve rate cuts during the six months ended June 30, 2008.

Valley’s cost of total deposits remained relatively low by industry standards at 1.83 percent for the second quarter of 2008 compared to 2.18 percent for the three months ended March 31, 2008. The decrease of 35 basis points was primarily due to lower interest rates on savings, NOW and money market accounts, and normal repricing of time deposit maturities at lower interest rates during the second quarter of 2008.

Non-Interest Income

Second quarter of 2008 compared with second quarter of 2007

Non-interest income for the second quarter of 2008 decreased $4.4 million, or 19.9 percent from $22.4 million for the quarter ended June 30, 2007 mainly due to a $2.3 million decline in net gains on sales of loans as Valley sold approximately $240 million of residential mortgage loans held for sale during the 2007 period. Net gains on securities transactions decreased $1.0 million as compared to the second quarter of 2007 due to Valley’s recognition of an other-than-temporary impairment charge of $1.4 million ($841 thousand after-taxes) on equity securities issued by two financial institutions and one Freddie Mac government sponsored perpetual callable preferred security during the second quarter of 2008. Insurance premiums also declined $539 thousand due to higher sales volume during the second quarter of 2007.

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

Second quarter of 2008 compared with first quarter of 2008

Non-interest income for the second quarter of 2008 decreased approximately $1.2 million to $18.0 million for the three months ended June 30, 2008 from $19.2 million for the quarter ended March 31, 2008. Other non-interest income decreased $2.0 million from the first quarter of 2008 mainly due to a $1.6 million gain in the prior quarter resulting from the mandatory redemption of a portion of the Class B Visa (member bank) shares as part of the Visa Inc. initial public offering that occurred in March of 2008. Insurance premiums declined $1.1 million in the second quarter due to higher quarterly bonus commissions received from insurance carriers during the first quarter of 2008. Net gains on securities transactions also declined $1.1 million during the second quarter mainly due to Valley’s recognition of an other-than-temporary impairment charge of $1.4 million ($841 thousand after-taxes) on equity securities issued by two financial institutions and one Freddie Mac preferred security. Partially offsetting these decreases, net trading losses declined $2.9 million from the linked first quarter of 2008 mainly due to the change in the fair value of Valley’s junior subordinated debentures carried at fair value.

Non-Interest Expense

Second quarter of 2008 compared with second quarter of 2007

Non-interest expense increased by $368 thousand to $64.0 million for the quarter ended June 30, 2008 from $63.6 million for the quarter ended June 30, 2007. Professional and legal fees increased $485 thousand and salary and employee benefits expense increased by a combined $405 thousand as compared to the second quarter of 2007 mainly due to organizational growth through the expansion of Valley’s branch network. Advertising expense declined $465 thousand as compared to the 2007 period due to a reduction in Valley branding promotions in 2008.

Second quarter of 2008 compared with first quarter of 2008

Non-interest expense decreased $3.5 million, or 5.2 percent to $64.0 million for the second quarter of 2008 from $67.5 million for the linked quarter ended March 31, 2008. Salary and employee benefits decreased $2.1 million mainly due to a $1.0 million decrease in stock award expense during the second quarter of 2008 mostly related to immediate expense recognized for awards granted to several retirement eligible employees during the first quarter of 2008, as well as a decline in payroll taxes. Net occupancy and equipment expense also decreased $706 thousand from the linked quarter as Valley experienced normal seasonal declines in utilities and other maintenance expenses.

Income Tax Expense

Income tax expense was $9.3 million for the second quarter of 2008, reflecting an effective tax rate of 18.3 percent, compared with $12.5 million for the second quarter of 2007, reflecting an effective tax rate of 24.0 percent. The decrease compared to the second quarter of 2007 was primarily due to a reduction in Valley’s deferred tax asset valuation allowance of $6.5 million during the second quarter of 2008, partially offset by increased state taxes caused by tax law changes in the State of New York during 2008.

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

For the third and fourth quarters of 2008, Valley anticipates that its effective tax rate will approximate 29 percent as compared to 22.4 percent for the six months ended June 30, 2008. The rate is projected based upon management’s judgment regarding future results and could vary due to changes in income tax planning strategies and federal and state income tax laws.

De novo Branch Program

In the second quarter of 2008, Valley continued its branch expansion plan which focuses on finding attractive building sites and expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During the first six months of 2008, eight new branch offices were opened, including Valley’s first two locations in Queens and its fourth branch office in Brooklyn. Valley anticipates opening approximately six additional de novo branches through the remainder of 2008. Generally, new branches can add immediate franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with nearly $14.0 billion in assets after its completion of the merger with Greater Community on July 1, 2008. Its principal subsidiary, Valley National Bank, currently operates 193 branches in 131 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held

Valley National Bancorp (NYSE: VLY)

2008 Second Quarter Earnings

July 16, 2008

at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community’s customers and employees; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; and the inability to successfully implement new lines of business or new products and services.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for share data)	2008	2007	2008	2007
FINANCIAL DATA:
Net interest income	$102,578	$95,781	$198,160	$191,953
Net interest income—FTE (2)	103,914	97,382	200,940	195,150
Non-interest income	17,954	22,403	37,181	62,059
Non-interest expense	63,959	63,591	131,437	126,404
Income tax expense	9,290	12,526	21,038	34,197
Net income	41,483	39,679	73,066	89,113
Weighted average number of shares outstanding (3):
Basic	125,954,880	126,305,781	125,923,025	126,619,527
Diluted	126,068,172	126,816,438	126,041,018	127,141,695
Per share data (3):
Basic earnings	$0.33	$0.31	$0.58	$0.70
Diluted earnings	0.33	0.31	0.58	0.70
Cash dividends declared	0.20	0.20	0.40	0.40
Book value	7.55	7.35	7.55	7.35
Tangible book value (1)	5.95	5.69	5.95	5.69
Closing stock price—high	19.31	23.70	19.49	23.98
Closing stock price—low	15.77	21.35	15.77	21.35

FINANCIAL RATIOS:
Net interest margin	3.44%	3.39%	3.37%	3.39%
Net interest margin—FTE (2)	3.48	3.45	3.42	3.45
Annualized return on average assets	1.28	1.30	1.14	1.46
Annualized return on average shareholders’ equity	17.20	16.98	15.24	19.25
Annualized return on average tangible shareholders’ equity (1)	21.76	21.89	19.33	24.90
Efficiency ratio (4)	53.06	53.81	55.85	49.76

AVERAGE BALANCE SHEET ITEMS:
Assets	$12,960,231	$12,195,790	$12,771,342	$12,177,491
Interest earning assets	11,940,528	11,299,934	11,758,613	11,310,493
Loans	8,897,004	8,181,248	8,718,408	8,236,758
Interest bearing liabilities	10,024,260	9,305,357	9,856,731	9,308,699
Deposits	8,353,900	8,339,489	8,267,683	8,358,654
Shareholders’ equity	964,914	934,727	959,077	925,760

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$75,030	$75,533	$74,935	$74,718
Provision for credit losses	5,800	2,388	9,800	4,298
Charge-offs	(5,447)	(4,058)	(10,049)	(5,788)
Recoveries	566	912	1,263	1,547

End of period	$75,949	$74,775	$75,949	$74,775

Components:
Allowance for loan losses	$73,729	$72,442	$73,729	$72,442
Reserve for unfunded letters of credit	2,220	2,333	2,220	2,333

Allowance for credit losses	$75,949	$74,775	$75,949	$74,775

			As of June 30,
			2008	2007
BALANCE SHEET ITEMS:
Assets			$12,987,718	$12,319,087
Loans			9,044,095	8,180,141
Deposits			8,372,403	8,332,469
Shareholders’ equity			951,331	926,602

CAPITAL RATIOS:
Tier 1 leverage ratio			7.51%	7.79%
Risk-based capital—Tier 1			9.51	9.99
Risk-based capital—Total Capital			11.25	11.86

ASSET QUALITY:
Non-accrual loans			$27,559	$28,843
Other real estate owned			4,416	1,055
Other repossessed assets			4,158	1,044

Total non-performing assets			$36,133	$30,942

Loans past due 90 days or more and still accruing			$11,249	$6,686

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.40%	0.38%
Loans past due 30 days or more to total loans			0.82	0.80
Allowance for credit losses to total loans			0.84	0.91
Annualized net charge-offs to average loans			0.20	0.10

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

•	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

•	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except for share data)	2008	2007	2008	2007
Tangible Book Value
Common shares outstanding	125,975,875	126,033,258	125,975,875	126,033,258

Shareholders’ equity	$951,331	$926,602	$951,331	$926,602
Less: Goodwill and other intangible assets	201,738	209,731	201,738	209,731

Tangible shareholders’ equity	$749,593	$716,871	$749,593	$716,871

Tangible book value	$5.95	$5.69	$5.95	$5.69

Return on Average Tangible Equity
Net income	$41,483	$39,679	$73,066	$89,113

Average shareholders’ equity	$964,914	$934,727	$959,077	$925,760
Less: Average goodwill and other intangible assets	202,410	209,714	203,104	209,956

Average tangible shareholders’ equity	$762,504	$725,013	$755,973	$715,804

Annualized return on average tangible shareholders’ equity	21.76%	21.89%	19.33%	24.90%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects the five percent stock dividend issued on May 23, 2008.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	June 30, 2008	December 31, 2007
Assets
Cash and due from banks	$277,208	$218,896
Interest bearing deposits with banks	9,473	9,569
Federal funds sold	36,300	9,000
Investment securities:
Held to maturity, fair value of $605,708 at June 30, 2008 and $548,353 at December 31, 2007	651,156	556,113
Available for sale	1,864,696	1,606,410
Trading securities	67,457	722,577

Total investment securities	2,583,309	2,885,100

Loans held for sale, at fair value	4,162	2,984

Loans	9,044,095	8,496,221
Less: Allowance for loan losses	(73,729)	(72,664)

Net loans	8,970,366	8,423,557

Premises and equipment, net	235,645	227,553
Bank owned life insurance	279,758	273,613
Accrued interest receivable	54,699	56,578
Due from customers on acceptances outstanding	5,574	8,875
Goodwill	179,735	179,835
Other intangible assets, net	22,003	24,712
Other assets	329,486	428,687

Total Assets	$12,987,718	$12,748,959

Liabilities
Deposits:
Non-interest bearing	$1,973,667	$1,929,555
Interest bearing
Savings, NOW and money market	3,463,390	3,382,474
Time	2,935,346	2,778,975

Total deposits	8,372,403	8,091,004

Short-term borrowings	432,560	605,154
Long-term borrowings (includes fair value of $41,359 for a Federal Home Loan Bank advance at December 31, 2007)	2,949,152	2,801,195
Junior subordinated debentures issued to capital trust, at fair value	162,969	163,233
Bank acceptances outstanding	5,574	8,875
Accrued expenses and other liabilities	113,729	130,438

Total Liabilities	12,036,387	11,799,899

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 190,886,088 shares; issued 128,493,557 shares at June 30, 2008 and 128,503,294 shares at December 31, 2007	45,287	43,185
Surplus	879,360	879,892
Retained earnings	125,906	104,225
Accumulated other comprehensive loss	(37,435)	(12,982)
Treasury stock, at cost (2,517,682 common shares at June 30, 2008 and 2,659,220 common shares at December 31, 2007)	(61,787)	(65,260)

Total Shareholders’ Equity	951,331	949,060

Total Liabilities and Shareholders’ Equity	$12,987,718	$12,748,959

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$134,613	$139,588	$270,242	$278,535
Interest and dividends on investment securities:
Taxable	36,065	32,477	70,207	65,525
Tax-exempt	2,470	2,910	5,135	5,807
Dividends	2,345	1,993	4,597	4,030
Interest on federal funds sold and other short-term investments	406	4,188	1,902	6,388

Total interest income	175,899	181,156	352,083	360,285

Interest Expense
Interest on deposits:
Savings, NOW and money market	11,155	19,216	25,220	38,634
Time	27,162	33,143	57,650	64,907
Interest on short-term borrowings	2,212	4,522	4,519	8,500
Interest on long-term borrowings and junior subordinated debentures	32,792	28,494	66,534	56,291

Total interest expense	73,321	85,375	153,923	168,332

Net Interest Income	102,578	95,781	198,160	191,953
Provision for credit losses	5,800	2,388	9,800	4,298

Net interest income after provision for credit losses	96,778	93,393	188,360	187,655

Non-Interest Income
Trust and investment services	1,744	1,841	3,512	3,621
Insurance premiums	2,264	2,803	5,636	5,764
Service charges on deposit accounts	7,041	6,946	13,622	12,642
(Losses) gains on securities transactions, net	(958)	44	(813)	70
Trading (losses) gains, net	(301)	(121)	(3,492)	3,905
Fees from loan servicing	1,195	1,394	2,447	2,784
Gains on sales of loans, net	391	2,691	724	4,362
(Losses) gains on sale of assets, net	(8)	230	85	16,603
Bank owned life insurance	2,905	2,888	6,145	5,015
Other	3,681	3,687	9,315	7,293

Total non-interest income	17,954	22,403	37,181	62,059

Non-Interest Expense
Salary expense	30,138	29,152	60,301	57,680
Employee benefit expense	6,897	7,478	15,852	15,439
Net occupancy and equipment expense	12,775	12,698	26,256	24,714
Amortization of intangible assets	1,402	1,866	3,148	3,790
Professional and legal fees	1,897	1,412	4,186	3,067
Advertising	341	806	717	1,742
Other	10,509	10,179	20,977	19,972

Total non-interest expense	63,959	63,591	131,437	126,404

Income before income taxes	50,773	52,205	94,104	123,310
Income tax expense	9,290	12,526	21,038	34,197

Net Income	$41,483	$39,679	$73,066	$89,113

Earnings Per Share:*
Basic	$0.33	$0.31	$0.58	$0.70
Diluted	0.33	0.31	0.58	0.70
Cash Dividends Declared Per Common Share*	0.20	0.20	0.40	0.40
Weighted Average Number of Shares Outstanding:*
Basic	125,954,880	126,305,781	125,923,025	126,619,527
Diluted	126,068,172	126,816,438	126,041,018	127,141,695

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

Valley National Bancorp

(dollars in thousands)

	For the periods ended
	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Loan Portfolio
Commercial Loans	$1,680,337	$1,584,190	$1,563,150	$1,665,169	$1,517,184

Mortgage Loans:
Construction	399,279	399,069	402,806	408,969	470,592
Residential Mortgage	2,228,197	2,128,949	2,063,242	1,933,321	1,873,943
Commercial Mortgage	2,564,605	2,443,719	2,370,345	2,282,669	2,262,290

Total Mortgage Loans	5,192,081	4,971,737	4,836,393	4,624,959	4,606,825

Consumer Loans:
Home Equity	537,913	542,162	554,830	554,859	555,306
Credit Card	9,459	9,338	10,077	9,290	9,105
Automobile	1,531,537	1,483,067	1,447,838	1,433,178	1,391,801
Other Consumer	92,768	76,990	83,933	83,009	99,920

Total Consumer Loans	2,171,677	2,111,557	2,096,678	2,080,336	2,056,132

Total Loans	$9,044,095	$8,667,484	$8,496,221	$8,370,464	$8,180,141

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 6/30/2008			Quarter End - 3/31/2008			Quarter End - 12/31/07			Quarter End - 9/30/07			Quarter End - 6/30/07
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,897,004	$134,619	6.05%	$8,539,812	$135,638	6.35%	$8,362,192	$140,365	6.71%	$8,207,941	$141,210	6.88%	$8,181,248	$139,622	6.83%
Taxable investments (3)	2,723,835	38,410	5.64%	2,590,800	36,394	5.62%	2,649,378	37,684	5.69%	2,549,294	35,732	5.61%	2,525,972	34,470	5.46%
Tax-exempt investments (1)(3)	244,551	3,800	6.22%	254,701	4,100	6.44%	262,269	4,178	6.37%	260,094	4,223	6.49%	277,274	4,477	6.46%
Federal funds sold and other interest bearing deposits	75,138	406	2.16%	191,384	1,496	3.13%	69,533	809	4.65%	267,262	3,505	5.25%	315,440	4,188	5.31%

Total interest earning assets	11,940,528	177,235	5.94%	11,576,697	177,628	6.14%	11,343,372	183,036	6.45%	11,284,591	184,670	6.55%	11,299,934	182,757	6.47%
Other assets	1,019,703			1,005,756			1,037,171			931,828			895,856

Total Assets	$12,960,231			$12,582,453			$12,380,543			$12,216,419			$12,195,790

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,479,046	$11,155	1.28%	$3,386,570	$14,065	1.66%	$3,407,805	$17,825	2.09%	$3,430,218	$19,236	2.24%	$3,503,061	$19,216	2.19%
Time deposits	2,981,166	27,162	3.64%	2,918,671	30,488	4.18%	2,969,684	33,876	4.56%	3,055,620	35,891	4.70%	2,898,393	33,143	4.57%
Short-term borrowings	555,799	2,212	1.59%	406,726	2,307	2.27%	487,852	4,489	3.68%	441,227	4,656	4.22%	419,937	4,522	4.31%
Long-term borrowings (4)	3,008,249	32,792	4.36%	2,977,234	33,742	4.53%	2,548,503	30,055	4.72%	2,453,424	28,962	4.72%	2,483,966	28,494	4.59%

Total interest bearing liabilities	10,024,260	73,321	2.93%	9,689,201	80,602	3.33%	9,413,844	86,245	3.66%	9,380,489	88,745	3.78%	9,305,357	85,375	3.67%
Non-interest bearing deposits	1,893,688			1,876,223			1,929,133			1,903,502			1,938,035
Other liabilities	77,369			63,789			90,122			1,069			17,671
Shareholders’ equity	964,914			953,240			947,444			931,359			934,727

Total liabilities and shareholders’ equity	$12,960,231			$12,582,453			$12,380,543			$12,216,419			$12,195,790

Net interest income/interest rate spread (5)		103,914	3.01%		97,026	2.81%		96,791	2.79%		95,925	2.77%		97,382	2.80%

Tax equivalent adjustment		(1,336)			(1,444)			(1,473)			(1,511)			(1,601)

Net interest income, as reported		$102,578			$95,582			$95,318			$94,414			$95,781

Net interest margin (6)			3.44%			3.30%			3.36%			3.35%			3.39%
Tax equivalent effect			0.04%			0.05%			0.05%			0.05%			0.06%

Net interest margin on a fully tax equivalent basis (6)			3.48%			3.35%			3.41%			3.40%			3.45%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.